EXHIBIT 99.1

September 14, 2005

Vornado Announces Sale of Additional $85 Million 6.625% Series I Redeemable Preferred Shares

PARAMUS, NEW JERSEY…..VORNADO REALTY TRUST (NYSE:VNO) announced today the sale of an additional 3.4 million 6.625% Series I Cumulative Redeemable Preferred Shares at a price of $25.00 per share to an institutional investor pursuant to an effective registration statement. Merrill Lynch & Co. was the sole underwriter. Copies of the final prospectus for this offering may be obtained from Merrill Lynch & Co., 4 World Financial Center, 250 Vesey Street, New York, New York 10080, telephone (212) 449-1000.

Combined with the earlier sale of Series I Preferred Shares previously announced on September 1, 2005, Vornado has sold a total of 10.8 million shares for gross proceeds of $270 million.

This communication is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

 Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.